Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 22, 2016—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2016.

Net income for the three months ended March 31, 2016 was $1.526 million, or $0.31 per share-basic and diluted, down from $1.594 million, or $0.33 per share-basic and diluted for the same quarter in 2015. Net interest income for the first quarter of 2016, after the provision for loan losses, was $6.750 million, approximately 0.3% lower than the same period in 2015. The provision for loan losses for the three months ended March 31, 2016 was $61 thousand compared to $184 thousand for the same period in 2015. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.12% in the first quarter of 2016 from 3.42% in the same period in 2015 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the first quarter of 2016 by $64 thousand, or 3.7%, while non-interest expenses increased $158 thousand, or 2.4%, compared to the same period in 2015. The increase in non-interest income was mainly due to an increase in service charges and fees of $54 thousand. Non-interest expense increased due to an increase in salary and benefit expense of $47 thousand, an increase in occupancy expense of $30 thousand and an increase in other operating expenses of $81 thousand.

Total assets as of March 31, 2016 increased to $1.002 billion, up $28.786 million, or 3.0%, when compared to December 31, 2015. Deposits increased by $36.885 million, or 4.9%, and loans, net of unearned income, decreased by $15.106 million, or 3.5%, when compared to December 31, 2015. The decrease in loans, net of unearned income, was due to payments on loans in excess of current loan demand. Non-performing assets decreased by $1.431 million to $16.632 million at March 31, 2016 as compared to December 31, 2015, because of a decrease in non-accrual loans and other real estate owned offset partially by increases in loans 90 days or more past due and still accruing interest.

During the first quarter of 2016, the Company paid dividends totaling $0.24 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending
	March 31, 2016	December 31, 2015	March 31, 2015

INTEREST INCOME
Loans, including fees	$4,785	$5,006	$5,008
Investment Securities	2,716	2,734	2,668
Other Interest	79	34	30

	7,580	7,774	7,706
INTEREST EXPENSE
Deposits	468	494	432
Other borrowed funds	301	331	319

	769	825	751
NET INTEREST INCOME	6,811	6,949	6,955
PROVISION FOR LOAN LOSSES	61	148	184

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,750	6,801	6,771
NON-INTEREST INCOME
Service charges on deposit accounts	887	989	887
Other service charges and fees	586	563	532
Other non-interest income	343	1,154	333

	1,816	2,706	1,752
NON-INTEREST EXPENSE
Salaries and employee benefits	3,402	3,257	3,355
Occupancy expense	1,329	1,272	1,299
Other non-interest expense	1,914	1,779	1,833

	6,645	6,308	6,487
NET INCOME BEFORE TAXES	1,921	3,199	2,036
INCOME TAXES	395	869	442

NET INCOME	$1,526	$2,330	$1,594

Earnings per share - basic	$0.31	$0.48	$0.33

Earnings per share - diluted	$0.31	$0.48	$0.33

Dividends Paid	$0.24	$0.24	$0.23

Average shares outstanding-basic	4,875,079	4,877,614	4,876,114
Average shares outstanding-diluted	4,885,094	4,879,911	4,876,713

	For the Period Ended,
	March 31, 2016	December 31, 2015

Period End Balance Sheet Data:
Total assets	$1,002,291	$973,505
Total earning assets	912,969	894,765
Loans, net of unearned income	414,476	429,582
Allowance for loan losses	5,009	6,474
Total deposits	790,290	753,405
Long-term borrowings	20,000	20,000
Shareholders’ equity	88,502	86,425
Book value per share	$18.15	$17.73
Period End Average Balance Sheet Data:
Total assets	$983,130	$945,270
Total earning assets	900,989	863,829
Loans, net of unearned income	419,057	412,161
Total deposits	763,831	725,116
Long-term borrowings	20,000	20,000
Shareholders’ equity	87,457	84,250
Period End Non-performing Assets:
Non-accrual loans	$12,913	$14,423
Loans 90+ days past due and accruing	336	67
Other real estate owned	3,490	3,573

	As of
	March 31, 2016	December 31, 2015
Year to Date Net charge-offs as a percentage of average net loans	0.36%	0.03%
Year to Date Performance Ratios:
Return on average assets(1)	0.69%	0.80%
Return on average equity(1)	7.69%	9.01%
Year to Date Net Interest
Margin (tax equivalent)(1)	3.12%	3.33%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com